Exhibit 19.1
TPG RE FINANCE TRUST, INC.

STATEMENT OF POLICY ON INSIDER TRADING

Introduction

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (or “tip”) material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Potential penalties for each insider trading violation include imprisonment and civil and criminal fines. In addition, a company whose director, officer, or employee violates the insider trading prohibitions may be liable for civil fines. Furthermore, engaging in short-term trading or other speculative transactions involving the securities of TPG RE Finance Trust, Inc. (“TRTX”) may subject you to additional penalties.
Moreover, a director, officer, or employee’s failure to comply with this TRTX statement of policy on insider trading (this “Policy”) may subject such person to sanctions imposed by TRTX, including dismissal for cause, whether or not such person’s failure to comply with this Policy results in a violation of law.
The objective of this Policy is to protect both you and TRTX from securities law violations, or even the appearance thereof. All directors, officers, and employees (including temporary employees) of TRTX; TRTX; each of TRTX’s subsidiaries; TRTX’s external manager, TPG RE Finance Trust Management, L.P. (the “Manager”); any affiliates of the Manager; and employees of the Manager or affiliates of the Manager must comply with this Policy.
You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Policy. Please direct your questions to the Secretary of TRTX (the “Designated Officer”).

Adopted: February 2024

Statement of Policy
It is the policy of TRTX that:
1.no director, officer or employee (including a temporary employee) of TRTX, or each of its subsidiaries, its Manager, and any affiliates of the Manager, or any other person designated by the Designated Officer, or this Policy, as being subject to this Policy, who is aware of material, nonpublic information relating to TRTX or the Manager may, directly or through family members or other persons or entities, (a) buy or sell securities of TRTX (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described below), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside of TRTX, including family and friends;
2.no director, officer, or employee (including a temporary employee) of TRTX, the Manager, or any affiliates of the Manager who, in the course of working for or on behalf of TRTX, learns of material, nonpublic information about a company with which TRTX does, or proposes to do, business, may trade in that company’s securities until the information becomes public or is no longer material; and
3.TRTX will not engage in transactions in TRTX securities while aware of material, nonpublic information relating to TRTX or its securities, except for (a) transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of TRTX, (b) transactions made pursuant to written plans for transacting in TRTX’s securities that, at the time adopted, conform to all of the requirements of Rule 10b5-1, (c) transactions with counterparties who are at the time also aware of the material, nonpublic information or who acknowledge, agree or represent that they are aware that TRTX may possess material, nonpublic information but are not relying on the disclosure or omission to disclose to them of any such information or (d) any other transaction expressly authorized by TRTX’s board of directors or any committee thereof, or by TRTX’s executive officers in consultation with TRTX’s legal counsel.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve TRTX’s reputation for adhering to the highest standards of conduct.
What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:
•financial results or expectations for the quarter or the year;

•financial forecasts;

•changes in dividends;

•possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;

•obtaining or losing important contracts;

•important product developments;

•major financing developments;

•major personnel changes; and

•major litigation developments.

What is nonpublic information? Information is considered to be nonpublic unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until the third business day after public disclosure.
What transactions are prohibited? When you know material, nonpublic information about TRTX, you, your spouse, and members of your immediate family living in your household are prohibited from the following activities:
•trading in TRTX’s securities (including trading in puts and calls for TRTX’s securities);

•having others trade for you in TRTX’s securities;

•disclosing the information to anyone else who might then trade; and

•exercising stock options if the option shares are to be immediately sold.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, nonpublic information.
Although it is most likely that any material, nonpublic information you might learn would be about TRTX or its subsidiaries, these prohibitions also apply to trading in the securities of any company, including any potential merger partner, about which you have material, nonpublic information.

Transactions by Family Members.  As noted above, this Policy applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in TRTX’s securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in such securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in TRTX’s securities.
What is a Rule 10b5-1 trading plan? Notwithstanding the prohibition against insider trading, Rule 10b5-1 and this Policy permit directors, officers and employees of TRTX and employees of the Manager or affiliates of the Manager to trade in TRTX’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the director, officer, or employee was not in possession of material, nonpublic information. This Policy requires trading plans to be written and to specify the amount of, date on, and price at which the securities are to be traded or establish a formula for determining such items. Such trading plans must also satisfy the requirements under Rule 10b5-1, including with regard to implementation of cooling-off periods, insider representations, number of concurrent trading plans and good faith in conduct. A director, officer, or employee who wishes to enter into or amend a trading plan must submit the trading plan to the Designated Officer for its approval prior to the adoption or amendment of the trading plan. Trading plans may not be adopted when the director, officer or employee is in possession of material, nonpublic information about TRTX. A director, officer or employee may amend or replace his or her trading plan only during periods when trading is permitted in accordance with this Policy.
Additional Prohibited Transactions
TRTX considers it improper and inappropriate for any director, officer, or other employee to engage in short-term or speculative transactions in TRTX’s securities. Therefore, under this Policy, directors, officers, and other employees of TRTX and employees of the Manager or affiliates of the Manager may not engage in any of the following transactions:
Short-Term Trading.  An employee’s short-term trading of TRTX’s securities may be distracting to the employee and may unduly focus the employee on TRTX’s short-term stock market performance instead of TRTX’s long-term business objectives. For these reasons, any director, officer, or other employee of TRTX who purchases TRTX’s securities may not sell any of TRTX’s securities of the same class during the six months following the purchase. In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of TRTX’s securities by TRTX’s officers and directors and certain other persons.
Short Sales. Short sales of TRTX’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in TRTX or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve TRTX’s performance. Finally, Section 16(c) of the Exchange Act prohibits officers and directors, and certain other persons, from engaging in short sales.

Publicly-Traded Options. A transaction in options, puts, calls, or other derivative securities is, in effect, a bet on the short-term movement of TRTX’s stock and therefore creates the appearance that the director, officer, or employee is trading based on inside information. Transactions of this sort also may unduly focus the director, officer, or employee’s attention on short-term performance at the expense of TRTX’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer, or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as TRTX’s other stockholders. Therefore, TRTX strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Designated Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Designated Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction. The Designated Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in TRTX’s securities, directors, officers, and employees of TRTX and employees of the Manager or affiliates of the Manager are prohibited from holding TRTX’s securities in a margin account or pledging TRTX’s securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge TRTX’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge TRTX’s securities as collateral for a loan must submit a request for approval to the Designated Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. The Designated Officer is under no obligation to approve a request to pledge TRTX’s securities as collateral for a loan and may determine not to approve a request to pledge TRTX’s securities as collateral for a loan.
Post-Termination Transactions
This Policy continues to apply to your transactions in TRTX’s securities even after you are no longer employed, for any reason. If you are in possession of material, nonpublic information when your employment terminates, you may not trade in TRTX’s securities until that information has become public or is no longer material.

Unauthorized Disclosure
As discussed above, the disclosure of material, nonpublic information to others can lead to significant legal difficulties. Therefore, you should not discuss material, nonpublic information about TRTX with anyone, including other employees, except as required in the performance of your regular duties.
Also, it is important that only specifically designated representatives of TRTX discuss TRTX with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to TRTX’s Chief Financial Officer or the Designated Officer.
Pre-Clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of TRTX and any other persons designated by the Designated Officer as being subject to TRTX’s pre-clearance procedures, together with their immediate family members living in their households, may not engage in any transaction involving TRTX’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Designated Officer. A request for pre-clearance should be submitted to the Designated Officer at least two days in advance of the proposed transaction. The Designated Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.
Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Designated Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material, nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.
Additionally, certain policies of TPG, Inc. (“TPG”) may also require you to pre-clear transactions in TRTX’s securities with TPG personnel. In addition to pre-clearing transactions in TRTX’s securities with the Designated Officer, you should also consult with any other applicable TPG personnel.
Blackout or Open Periods
Quarterly Open Periods. TRTX’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market value for TRTX’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material, nonpublic information, persons who are or may be expected to be aware of TRTX’s quarterly financial results generally will only be pre-cleared to trade in TRTX’s securities during the period beginning after the third full business day following TRTX’s issuance of its quarterly earnings release and ending three weeks thereafter. Persons subject to these restrictions include all directors and executive officers of TRTX; all employees of TRTX, the Manager, or any affiliates of the Manager who work for or on behalf of TRTX; and all other persons who are informed by the Designated Officer that they are subject to these restrictions.
Event-specific Blackout Periods. From time to time, an event may occur that is material to TRTX and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Designated Officer may not trade in TRTX’s securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in TRTX’s securities during an event-specific blackout, the Designated Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Designated Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material, nonpublic information.
Questions about this Policy
Compliance by all directors, officers, and employees of TRTX and employees of the Manager or affiliates of the Manager with this Policy is of the utmost importance both for you and for TRTX. If you have any questions about the application of this Policy to any particular case, please immediately contact the Designated Officer.
Your failure to observe this Policy could lead to significant legal problems, as well as other serious consequences, including termination of your employment.